Exhibit 99.1

NEWS RELEASE
Contact: Alan Hill
SI International
703-234-6854
alan.hill@si-intl.com

SI International Completes Acquisition of MATCOM International Corp.

Acquisition Strengthens SI International’s Service Offerings and Broadens its Client Base

RESTON, VIRGINIA – January 21, 2004 – SI International, Inc. (Nasdaq:SINT), an information technology, network solutions, and systems engineering (IT) company, announced today that on January 21, 2004, it completed the purchase of MATCOM International Corp., a provider of information technology, systems engineering, logistics, and training.  The acquisition supports SI International’s strategic growth plan to expand into new vertical markets and enhance the portfolio of capabilities it provides to the federal government.

Under the terms of the agreement, SI International acquired MATCOM for $65.8 million in cash.  The transaction also includes an earnout provision of $7.9 million in the form of SI International subordinated notes if MATCOM achieves certain short-term revenue objectives.  The transaction was funded through cash-on-hand and borrowings under the company’s credit facility which has been increased to $80 million.

SI International intends to fully integrate MATCOM's operations to achieve the full benefit of the acquistion for the customers, employees, and stockholders.  SI International expects the acquisition to be accretive to earnings.

Established in 1983, MATCOM offers information technology and engineering solutions to the federal government in areas such as software development, enterprise systems, homeland defense engineering and technical services, tactical links integration and training, and integrated logistics support.  Clients include Department of Defense, U.S. Air Force, Department of Homeland Security, Federal Retirement Thrift Investment Board, National Institute of Health, and Department of Justice.  MATCOM’s trailing twelve months revenue ended September 30, 2003 was approximately $70.4 million and EBITDA of $7.9 million.  (EBITDA is defined as GAAP net income plus interest expense, income taxes, depreciation and amortization.)

“We welcome the highly-talented employees of MATCOM into the SI International organization,” said Ray Oleson, Chairman and CEO of SI International.  “By combining the ingenuity, creativity, and commitment of our now 1800-strong employee base, we will be able to deliver expanded services to existing customers and offer compelling solutions to new customers.  Together, we will be initiating an exciting new chapter in the growth of SI International.  This merger is about building on the scope, breadth, and scale of work that our company can undertake for our clients.”

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About SI International: SI International is a provider of information technology, network solutions, and systems engineering primarily to the federal government.  The company combines technological and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  More information about SI International can be found at www.si-intl.com.

This press release contains various remarks about the future expectations, plans and prospects of SI International, Inc. that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  The actual results of SI International, Inc. may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including the following risks and uncertainties that relate specifically to the acquisition: (i) the risk that the MATCOM businesses will not be integrated successfully into SI International; (ii) the risk that the expected benefits of the acquisition may not be realized, including the realization of accretive effects from the acquisition; and (iii) SI International’s increased indebtedness after the acquisition.  Other non-acquisition related risks and uncertainties include: differences between authorized amounts and amounts received by SI International under government contracts; government customers’ or prime contractor’s failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; SI International’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K/A filed by SI International, Inc. with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.

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